Exhibit 99.1

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For Immediate Release

MERCER INTERNATIONAL INC. TO ACQUIRE MINORITY INTEREST IN ITS

STENDAL MILL AND AMENDS THE STENDAL MILL’S CREDIT FACILITIES

NEW YORK, NY, September 29, 2014 — Mercer International Inc., or “Mercer”, (Nasdaq: MERC, TSX: MRI.U) announced today that, through a wholly-owned subsidiary, it has agreed to acquire all of the shareholder loans (aggregating approximately $48 million) and substantially all of the shares of the minority shareholder in our Stendal mill and other rights for €13.0 million ($17 million), of which €3.0 million ($4 million) will be paid in cash and €10.0 million ($13 million) will be payable by way of a one-year payment-in-kind note which can be paid in cash or shares of our common stock at our election.

Additionally, Mercer has successfully amended Stendal’s senior project finance credit facility (approximately $499 million outstanding) and its amortizing term facility (approximately $18 million outstanding) to provide greater financial flexibility to Stendal by, among other things, loosening the financial covenant ratios Stendal must comply with and reducing scheduled principal repayments under the project finance credit facility by 50% while retaining its current “cash sweep”. In connection with the amendment, Mercer made a capital investment of $20.0 million in Stendal.

“We are pleased with the transactions and believe that this acquisition of the additional interest in Stendal will provide us with enhanced operational and financial flexibility to build value for our shareholders,” said Mr. Jimmy S.H. Lee, President and Chairman. “We are also pleased to have successfully amended the Stendal mill’s credit facilities, which will provide it with greater financial flexibility.”

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099